Exhibit 99.1

FOR IMMEDIATE RELEASE

SANUWAVE ANNOUNCES CONVERSION OF ALL SEnior SECURED NOTES

ALPHARETTA, GA, August 5, 2013 – SANUWAVE Health, Inc. (OTCBB: SNWV) today reported that all of the holders of the Company’s 18% senior secured convertible promissory notes voluntarily converted all of the outstanding principal and interest of the notes into common stock on July 31, 2013. SANUWAVE had entered into subscription agreements between November 2012 and February 2013 with select accredited investors, most of whom had invested in the Company’s previous financing rounds, and issued the aggregate $2.0 million notes in March 2013.

The aggregate outstanding amount of principal and interest on the notes at July 31, 2013 of $2,186,906 was converted into 10,934,530 shares of restricted common stock of the Company at the conversion price of $0.20 per share pursuant to the note agreements. In return for the note holders’ voluntarily converting the notes on or before July 31, 2013, the Company agreed to issue to the note holders warrants to purchase an aggregate total of 1,988,096 shares of common stock. The warrants have an exercise price of $0.80 per share and are exercisable during the five-year period beginning on the date of issuance.

Joseph Chiarelli, Chief Executive Officer of SANUWAVE commented, “We are pleased to have converted these senior secured notes into equity, which further strengthens our balance sheet. We are grateful for the continued strong support of our long-term shareholders.”

About SANUWAVE Health, Inc.

SANUWAVE Health, Inc. (www.sanuwave.com) is a shock wave technology company initially focused on the development and commercialization of patented noninvasive, biological response activating devices for the repair and regeneration of skin, musculoskeletal tissue and vascular structures. SANUWAVE’s portfolio of regenerative medicine products and product candidates activate biologic signaling and angiogenic responses, producing new vascularization and microcirculatory improvement, which helps restore the body’s normal healing processes and regeneration. SANUWAVE intends to apply its patented PACE technology in wound healing, orthopedic/spine, plastic/cosmetic and cardiac conditions. Its lead product candidate for the global wound care market, dermaPACE®, is CE Marked throughout Europe and has device license approval for the treatment of the skin and subcutaneous soft tissue in Canada, Australia and New Zealand. In the U.S., dermaPACE is currently under the FDA’s Premarket Approval (PMA) review process for the treatment of diabetic foot ulcers. SANUWAVE researches, designs, manufactures, markets and services its products worldwide, and believes it has demonstrated that its technology is safe and effective in stimulating healing in chronic conditions of the foot (plantar fasciitis) and the elbow (lateral epicondylitis) through its U.S. Class III PMA approved OssaTron® device, as well as stimulating bone and chronic tendonitis regeneration in the musculoskeletal environment through the utilization of its OssaTron, Evotron® and orthoPACE® devices in Europe and Asia and Asia/Pacific. In addition, there are license/partnership opportunities for SANUWAVE’s shock wave technology for non-medical uses, including energy, water, food and industrial markets.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with the regulatory approval and marketing of the Company’s product candidates and products, unproven pre-clinical and clinical development activities, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

For additional information about the Company, visit www.sanuwave.com.

Contact:

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CAP Strategies, LLC
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